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CertainTeed Corporation                                              CertainTeed
750 E. Swedesford Road
PO Box 860
Valley Forge, PA 19482-0101
610 341-7000



          CERTAINTEED CORPORATION STATEMENT ON FEDERAL COURT DECISION


Valley Forge, PA, May 2, 2000 - CertainTeed Corporation, a wholly owned subsidiary of Compagnie de Saint-Gobain (Paris, France), announced today that the United States District Court for the District of Maine has denied Brunswick Technologies, Inc.'s (Nasdaq: BTIC) motions for both a preliminary injunction and a temporary restraining order. BTI's motions were designed to delay CertainTeed's offer to purchase all of the outstanding shares of BTI at a cash price of $8.00 per share and its related solicitation of proxies for Brunswick Technologies' upcoming Annual Meeting, scheduled for May 16, and Special Meeting of Shareholders, scheduled for June 16.

CertainTeed issued the following statement:

"We are pleased with the Court's decision and will continue to take our offer directly to BTI's shareholders."

Lehman Brothers Inc. is financial advisor to CertainTeed Corporation and Compagnie de Saint-Gobain and Dealer Manager for the offer, and Innisfree M&A Incorporated is acting as Information Agent for the offer.

CertainTeed Corporation is a leading manufacturer of roofing; vinyl and fiber cement siding; vinyl windows; vinyl fencing, deck and railing; ventilation products; piping products; fiber glass insulation; and fiber glass products for reinforcing plastics and other materials. The company is headquartered in Valley Forge, Pennsylvania, and has more than 7,000 employees and 45 manufacturing facilities throughout the United States.

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This release may contain some forward-looking statements.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Joele Frank / Josh Silverman
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449  ext. 110/121